Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERVALU REPORTS RECORD THIRD QUARTER FISCAL 2007 RESULTS IN LINE WITH GUIDANCE AND ANNOUNCES $1.2 BILLION CAPITAL PROGRAM FOR FISCAL 2008

COMPANY AFFIRMS FOURTH QUARTER DILUTED EARNINGS PER SHARE GUIDANCE OF $0.59 TO $0.66 ON A GAAP BASIS

MINNEAPOLIS – January 9, 2007 — SUPERVALU INC. (NYSE: SVU) today reported results for the third quarter of fiscal 2007. The company reported record net sales of $10.7 billion compared to $4.7 billion last year, record net earnings of $113 million compared to $75 million last year, and record diluted earnings per share of $0.54 compared to $0.53 last year. SUPERVALU’s third quarter included 12 weeks of SUPERVALU results ended December 2, 2006 and 13 weeks of acquired operations ended November 30, 2006. Results for the quarter are in line with previously provided earnings per share guidance of $0.52 to $0.56, on a GAAP basis. On June 2, 2006, SUPERVALU completed its $11.3 billion acquisition of Albertson’s premier retail properties which transformed SUPERVALU into the nation’s third-largest supermarket chain with leading market shares across the country.

Fiscal 2007 third quarter diluted earnings per share included $0.08 of charges comprised of one-time transaction costs of $0.05 per diluted share, expense from the adoption of FAS 123R related to stock option expensing of $0.01 per diluted share, and the impact of the Hybrid Income Term Security Units (“HITS”) which did not settle upon close of the acquisition of $0.02 per diluted share.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “Our reported third quarter earnings per share of $0.54 was in line with our guidance and represents another strong quarter as a retail powerhouse. We are seeing great progress on many fronts, including double-digit earnings per share growth when adjusted for charges. When including the acquired operations, we also saw improvement in our identical store sales in the quarter and progress in our remodeling program. In addition, we are pleased to announce today the fiscal 2008 capital program of approximately $1.2 billion, supporting our commitment to invest heavily in SUPERVALU’s retail fleet primarily through new stores and remodels, bringing innovative new features to many of our stores across the country.”

During the first three quarters of fiscal 2007, the company reported net sales of $27.1 billion compared to $15.2 billion last year, net earnings of $332 million compared to $200 million last year, and diluted earnings per share of $1.75 compared to $1.41 last year. First quarter fiscal 2007 results did not include any operating results from the acquisition. Results for the first three quarters of fiscal 2007 included $0.26 per diluted share of charges, including one-time transactions costs of $0.15 per diluted share, expense from the adoption of FAS 123R related to stock option expensing of $0.07 per diluted share, and the impact of the HITS which did not settle upon close of the acquisition of $0.04 per diluted share.

Segment Results

Retail Food Segment — Third quarter retail net sales were $8.4 billion, compared to $2.5 billion last year. The sales increase primarily reflects the acquisition of Albertson’s premier retail properties. Identical store sales growth on a combined basis, as if the newly acquired operations were in the store base for more than a year, increased 60 basis points in the third quarter. The acquired stores identical store sales growth in the quarter increased 1.1 percent. Identical store sales growth, for stores in existence prior to the acquisition, was a negative 1.3 percent and when adjusted for planned in-market store expansion was negative 40 basis points. Total retail square footage, including acquired stores and licensed stores and excluding the divested stores of Cub Foods Chicago and Shop ‘n Save Pittsburgh from the prior year, increased to approximately 86 million square feet, an increase of approximately 186 percent from last year’s third quarter.

Reported retail operating earnings for the third quarter was $327 million compared to $104 million last year. The increase in retail operating earnings primarily reflects the acquisition of Albertson’s premier retail properties. Reported operating earnings as a percent of sales were 3.9 percent reflecting the new blend of retail operations which is driven by the acquired operations consistent with its historical operating margins. Last year reported operating earnings as a percent of sales for legacy SUPERVALU retail were 4.2 percent. Third quarter fiscal 2007 retail operating earnings also include $2 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing.

Net new store activity since last year’s third quarter, included 702 combination stores (combination stores are defined as food and drug), 352 food stores and 39 limited assortment food stores, excluding the sale of Deal$. Net new store activity is inclusive of the stores acquired. As of the end of the third quarter, SUPERVALU’s retail store network of 2,499 stores includes approximately 928 combination stores, 393 food stores, and 1,178 limited assortment grocery stores. Included in the total store counts are 120 fuel centers and 856 licensed limited assortment food stores.

Supply Chain Services Segment—Third quarter net sales for supply chain services were $2.2 billion, an increase of approximately 1.2 percent from last year. The sales increase primarily reflects new business growth, which was partially offset by normal customer attrition.

Reported supply chain services operating earnings for the third quarter were $70 million compared to $54 million in last year’s third quarter. Reported operating earnings as a percent of sales were 3.1 percent compared to 2.4 percent in last year’s third quarter. This increase is primarily from contract cancellation fees related to exited supply arrangements and sales leverage. Start up costs associated with growth initiatives were flat compared to last year’s third quarter. This year’s results also include approximately $1 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing.

Other Items

General corporate expense for the third quarter was $30 million compared to $16 million last year primarily reflecting pre-tax one-time transaction costs of approximately $16 million and $1 million pre-tax of expense from the adoption of FAS 123R related to stock option expensing. One-time transaction costs primarily include retention bonuses and consultant fees. SUPERVALU’s effective tax rate for the third quarter was 38.6 percent in contrast to last year’s 37.0 percent, reflecting the estimated effective tax rate for fiscal 2007 as a result of the acquisition.

Net interest expense for the third quarter was $183 million compared to $23 million last year reflecting the assumption of debt and new borrowings from the acquisition.

Capital spending for the third quarter was $306 million, including approximately $12 million in capital leases. Capital spending includes retail store expansion, store remodeling and supply chain initiatives.

Total debt to capital was approximately 65 percent at the end of the third quarter compared to approximately 37 percent at fiscal 2006 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

Diluted weighted average shares outstanding for the third quarter were 209 million shares compared to 146 million shares last year. The net increase is primarily due to the additional shares issued for the acquisition and issuances under employee benefit programs. In the quarter, approximately 3 million shares were repurchased at an average price of $30.82 under the company’s share repurchase programs. As of December 2, 2006, SUPERVALU had 207 million shares outstanding.

Fiscal 2007 Diluted Earnings Per Share Guidance Summary

Fiscal 2007 Diluted Earnings Per Share Guidance Range

Diluted earnings per share guidance before adjustments	$2.68	to	$2.73
One-time transaction costs	($0.20)		($0.18)
Adoption of FAS 123R stock option expensing	($0.08)		($0.08)
HITS impact due to no early settlement	($0.06)		($0.06)

Diluted earnings per share guidance after adjustments	$2.34	to	$2.41
Weighted average diluted shares outstanding (millions)	194	to	198

Fiscal 2007 diluted earnings per share guidance includes a fourth quarter range of $0.67 to $0.72 before adjustments and $0.59 to $0.66 per diluted share after adjustments. Estimated fourth quarter adjustments are one-time transaction costs of $0.03 to $0.05 per diluted share, expense from the adoption of FAS 123R related to stock option expensing of $0.01 per diluted share, and the impact of the HITS which did not settle upon close of the acquisition of $0.02 per diluted share.

SUPERVALU’s fiscal 2007 outlook includes business assumptions, such as:

•	Consumer spending will continue to be pressured by modest inflation;
•	Total sales are estimated to be approximately $37 billion;
•	Identical store sales for the combined retail network, as if the newly acquired operations were in the store base for more than a year, are projected to be flat to slightly positive for the remainder of the year, with the acquired operations slightly positive;
•	Store development plans are projected to be approximately 30 to 32 standard size stores and 70 to 75 limited assortment stores, including licensed stores. Major remodels are estimated at approximately 80 stores. This includes store development activities by the acquired properties in the quarter prior to the acquisition;
•	Total capital spending is projected to be approximately $950 million, including capital leases. This does not include approximately $150 million of capital spent by the acquired properties in the quarter prior to the acquisition;
•	Sales attrition, exclusive of new business, in the traditional food distribution business will approximate four to five percent for the year;
•	Costs of approximately $0.03 per diluted share related to the final disposals of the corporate-owned Shop ‘n Save Pittsburgh stores;

•	Total one-time transaction costs are still estimated at $145 million pre-tax. In fiscal 2007, one-time transaction costs are expected to be approximately $55 to $65 million pre-tax, or approximately $0.18 to $0.20 per diluted share;
•	Incorporated into the outlook for the year is the preliminary assessment of purchase accounting, based on initial valuations and estimates. These valuations and estimates will be refined as final valuation information is received or developed;
•	The effective tax rate is estimated to be 38.6 percent;
•	Weighted average diluted shares outstanding for the full fiscal year are expected to be approximately 194 to 198 million shares with fourth quarter weighted average diluted shares outstanding estimated at 210 to 212 million shares; and
•	With the recent completion of the tender offer for the HITS whereby approximately 76 percent were tendered, fiscal 2008 shares outstanding will increase by two million shares when the remaining HITS are settled in May 2007.

Commenting on SUPERVALU, Noddle said, “Our efforts remain clearly focused on leveraging the full potential of SUPERVALU as grocery retail formats continue to evolve to meet changing lifestyle and consumer needs. We also remain committed to our financial metrics, including the important return on invested capital metric as we execute our plans.”

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 16526236 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through February 6, 2007.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, labor relations and employee benefit costs, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTORS and FINANCIAL MEDIA:

Yolanda Scharton

952-828-4540

yolanda.scharton@supervalu.com

GENERAL AND TRADE MEDIA:

Haley Meyer

952-828-4786

Haley.meyer@supervalu.com

SUPERVALU INC. and Subsidiaries

CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS

(unaudited)

(In millions, except per share data)	December 2, 2006 (12 weeks)	December 3, 2005 (12 weeks)
Net sales
Retail food and drug	$8,412	$2,476
	79%	53%
Supply chain services	2,245	2,219
	21%	47%

Total net sales	$10,657	$4,695
	100%	100%

Operating earnings
Retail food and drug operating earnings	$327	$104
Supply chain services operating earnings	70	54
General corporate expenses	30	16

Total operating earnings	367	142
Interest expense, net	183	23

Operating earnings before income taxes	$184	$119
Income tax expense	71	44

Net earnings	$113	$75

LIFO charge	$9	$3

Depreciation and amortization
Retail food and drug	$251	$50
Supply chain services	22	22

Total	$273	$72

SUPERVALU INC. and Subsidiaries

CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS

(unaudited)

	December 2, 2006	December 3, 2005
(In millions, except per share data)	(40 weeks)	(40 weeks)
Net sales
Retail food and drug	$19,863	$8,107
	73%	53%
Supply chain services	7,243	7,116
	27%	47%

Total net sales	$27,106	$15,223
	100%	100%

Operating earnings
Retail food and drug operating earnings	$816	$271
Supply chain services operating earnings	202	173
General corporate expenses	92	42

Total operating earnings	926	402
Interest expense, net	385	84

Operating earnings before income taxes	$541	$318
Income tax expense	209	118

Net earnings	$332	$200

LIFO charge	$18	$7

Depreciation and amortization
Retail food and drug	$550	$165
Supply chain services	74	74

Total	$624	$239

SUPERVALU INC. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(In millions, except per share data)	December 2, 2006 (12 weeks)	% of sales	December 3, 2005 (12 weeks)	% of sales
Net sales	$10,657	100.0%	$4,695	100.0%
Cost of sales	8,219	77.1%	4,020	85.6%

Gross profit	2,438	22.9%	675	14.4%

Selling, general and administrative expenses	2,071	19.4%	533	11.3%

Operating earnings	367	3.5%	142	3.1%

Interest expense, net	183	1.7%	23	0.5%

Earnings before income taxes	184	1.8%	119	2.6%
Income tax expense	71	0.7%	44	1.0%

Net earnings	$113	1.1%	$75	1.6%

Earnings per common share
Basic
Net earnings	$0.55		$0.55
Diluted
Net earnings	$0.54		$0.53
Weighted average number of common shares outstanding
Basic	207		136
Diluted	209		146

SUPERVALU INC. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(In millions, except per share data)	December 2, 2006 (40 Weeks)	% of sales	December 3, 2005 (40 Weeks)	% of sales
Net sales	$27,106	100.0%	$15,223	100.0%
Cost of sales	21,391	78.9%	13,018	85.5%

Gross profit	5,715	21.1%	2,205	14.5%

Selling, general and administrative expenses	4,789	17.7%	1,803	11.8%

Operating earnings	926	3.4%	402	2.7%

Interest expense, net	385	1.4%	84	0.6%

Earnings before income taxes	541	2.0%	318	2.1%
Income tax expense	209	0.8%	118	0.8%

Net earnings	$332	1.2%	$200	1.3%

Earnings per common share
Basic
Net earnings	$1.81		$1.47
Diluted
Net earnings	$1.75		$1.41
Weighted average number of common shares outstanding
Basic	184		136
Diluted	191		146

SUPERVALU INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 2, 2006 (unaudited)	February 25, 2006
ASSETS
Current Assets
Cash and cash equivalents	$275	$801
Accounts and notes receivable, net	938	439
Inventories	3,194	954
Prepaid and other current assets	446	89

Total Current Assets	4,853	2,283

Land, buildings, leasehold improvements and equipment, net	8,760	1,969

Goodwill	5,871	1,614

Intangibles, net	2,667	94

Other assets	537	193

Total Assets	$22,688	$6,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities

Accounts payable and accrued liabilities	$2,901	$1,377
Current maturities of long-term debt and capital lease obligations	268	112
Other current liabilities	1,880	133

Total Current Liabilities	5,049	1,622
Long-term debt and obligations under capital Leases	9,427	1,406

Other long-term liabilities and deferred credits	2,973	506

Total Stockholder’s Equity	5,239	2,619

Total Liabilities and Stockholders’ Equity	$22,688	$6,153